Exhibit 10.6

BELLICUM PHARMACEUTICALS, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of Bellicum Pharmaceuticals, Inc. (“Bellicum”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service. This policy may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.    Annual Board Service Retainer:

a.	All Eligible Directors: $40,000

b.	Chairman of the Board Service Retainer (in addition to Eligible Director Service Retainer): $30,000

c.	Lead Independent Director Service Retainer (in addition to Eligible Director Service Retainer): $15,000

2.	Annual Committee Member Service Retainer:

a.    Member of the Audit Committee: $7,500
b.    Member of the Compensation Committee: $5,000
c.    Member of the Nominating & Governance Committee: $3,500
d.    Member of the Science Committee: $5,000
e.    Member of the Finance Committee: $5,000

3.	Annual Committee Chair Service Retainer (in addition to Committee Member Service Retainer):

a.	Chairman of the Audit Committee: $7,500

b.	Chairman of the Compensation Committee: $5,000

c.	Chairman of the Nominating & Governance Committee: $4,000

d.	Chairman of the Science Committee: $5,000

e.	Chairman of the Finance Committee: $5,000

1.

4.    Meeting Attendance Fee for Science Committee:

a.	In addition to the Science Committee Service Retainer, $1,000 per meeting of the Science Committee in excess of five meetings per year, not to exceed $7,000 per year.

Equity Compensation

The equity compensation set forth below will be granted under the Bellicum, Inc. 2019 Equity Incentive Plan (the “Plan”). All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Company common stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan, provided that upon a termination of service other than for death, disability or cause, the post-termination exercise period will be 12 months from the date of termination).

1.
Initial Grant: On the date of the Eligible Director’s initial election to the Board, for each Eligible Director who is first elected to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option for 50,000 shares (the “Initial Grant”). The shares subject to each Initial Grant will vest with respect to one-third of the shares on the one-year anniversary of the date of grant, and in equal monthly installments over the following two-year period such that the option is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

2.
Annual Grant: On the date of each Bellicum annual stockholder meeting, for each Eligible Director who continues to serve as a non-employee member of the Board (or who is first elected to the Board at such annual stockholder meeting), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option for 25,000 shares (the “Annual Grant”). In addition, each Eligible Director who is first elected to the Board and other than at an annual stockholder meeting will be automatically, and without further action by the Board or Compensation Committee of the Board, granted an Annual Grant, pro rated for the number of months remaining until the next annual stockholder meeting. The shares subject to the Annual Grant will vest in full on the one-year anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

As updated effective June 13, 2019

2.